Exhibit 10.19

Administrative Office
2929 W. Main St., Suite G. Visalia, CA 93291
P.O. Box 631, Visalia, CA 93279
559.627.5050 FAX: 559.627.4728
Farm Credit West	Web: www.farmereditwest.com
September 11, 2009
Calavo Growers, Inc.
P.O. Box 751
Santa Paula, CA 93061-0751
RE: Consent to allow increase in Bank of America Debt, an increase in minimum Tangible Net Worth, and a change in the minimum EBITDA covenant
Attention: James Snyder
Farm Credit West has approved the consent request as per the “TERM REVOLVING CREDIT AGREEMENT — SECTION 16 Negative Covenants (A) Borrowings (iv).” Approved Calavo’s increased borrowing limit with Bank of America from $10,000,000, to a maximum of $15,000,000.
Farm Credit West has approved the consent request as per the “TERM REVOLVING CREDIT AGREEMENT — SECTION 17 Financial Covenants (B) Tangible Net Worth”. Approved an increase in minimum tangible net worth to $59,000,000. This minimum will increase again to $64,000,000 and will be effective on and after October 31, 2010. Calavo must maintain on a consolidated quarterly basis a minimum Tangible Net Worth equal to or greater than these minimums.
Farm Credit West has approved the consent request as per the “TERM REVOLVING CREDIT AGREEMENT — SECTION 17 Financial Covenants (C) EBITDA”. Approved a change in the minimum EBITDA from $7,500,000, to a ratio of 3.00: 1.0. Funded Debt to EBITDA shall not exceed this number and will be calculated on a consolidated quarterly basis.
Sincerely;

James K. Neeley
Sr. Vice President

Farm Credit West, FLCA
Farm Credit West, PCA
Subsidiaries of Farm Credit West, ACA	The Farm Credit System